EXHIBIT 99.2

Arby’s Restaurant Group, Inc.

1155 Perimeter Center West

Atlanta, GA 30338

T (678) 514-4100

www.arbys.com

April 24, 2008

Dear Arby's Family,

I am pleased to share with you some exciting news that affects both Arby's and Triarc.  The many months of negotiations have culminated in the announcement that Arby's and Wendy's have signed a definitive merger agreement that will bring together two of our industry's leading brands.  The news release announcing the agreement is attached.

There are many steps yet to be completed before this transaction closes, to include approval by both Triarc's and Wendy's shareholders.  As we complete the process, my highest priority will continue to be that every member of the Arby's family stays focused on our goals and opportunities.  While it may sound like a cliché, I sincerely ask that all of you remain focused on “business as usual.”

The ARG leadership team working in concert with the AFA and ARCOP Boards will remain focused on ensuring that Arby's continues to be a competitive and attractive choice for fast food customers.  We are all aware of our opportunities and are working together to take aggressive actions to ensure that we continue to grow traffic and sales.

As I relayed to you at the Arby's National Franchise Conference in Atlanta last September, our plan with this merger is to maintain the autonomy and independence of both brands, while at the same time, leveraging synergies and efficiencies that a larger company creates.  I believe that over time this transaction will be a "win-win" for both Arby's and Wendy's.

As the process moves forward, we will communicate updates and identify opportunities for your input.  As you know, we have a significant investment in the Arby's brand and will continue to work with the AFA Board, the ARCOP Board, our franchisees, our suppliers, and other members of the Arby's family to harness the best thinking of all our constituents to ensure Arby's continued success.

Thank you for your support, and I look forward to sharing further news and developments.

Best regards,

Chief Executive Officer